EXHIBIT 99.1

Contact: Charity Frantz

April 18, 2019	570-724-0225

charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND Announces FIRST QUARTER 2019 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month period ended March 31, 2019.

Dividend Declared

C&N’s Board of Directors declared a regular quarterly cash dividend of $0.27 per share. The dividend is payable on May 10, 2019 to shareholders of record as of April 29, 2019. Declaration of the dividend was made at the April 18, 2019 meeting of C&N’s Board of Directors.

First Quarter 2019 Unaudited Financial Results

Earnings per basic and diluted common share were $0.41 in the first quarter 2019, as compared to $0.46 per share in the fourth quarter 2018 and up 13.9% from $0.36 per share in the first quarter 2018. The annualized return on average assets for the first quarter 2019 was 1.59%, and the annualized return on average equity was 10.33%. Highlights related to C&N’s earnings results for the comparative periods are presented below.

First Quarter 2019 as Compared to Fourth Quarter 2018

Net income was $5,090,000 in the first quarter 2019 as compared to $5,681,000 in the fourth quarter 2018. Significant variances were as follows:

•	Net interest income decreased $277,000 (2.3%) in the first quarter 2019 as compared to the fourth quarter 2018. The net interest margin of 4.04% for the first quarter 2019 was up slightly from the fourth quarter 2018 margin of 4.01%; however, there were two fewer days and average total earning assets were $10.7 million lower in the first quarter 2019 as compared to the fourth quarter 2018. The average yield on earning assets and the average rate paid on interest-bearing liabilities each increased 0.05%. Average total loans outstanding decreased $2,719,000 (0.3%), and average total deposits decreased $15,945,000 (1.5%), in the first quarter 2019 as compared to the fourth quarter 2018. The reduction in average deposits resulted mainly from a seasonal reduction in deposits of municipal customers.

•	The credit for loan losses (reduction in expense) was $957,000 in the first quarter 2019 as compared to a provision of $252,000 in the fourth quarter 2018. Specific allowances totaling $1,365,000 at December 31, 2018 on two commercial loans were eliminated in the first quarter 2019. These two loans were no longer considered impaired at March 31, 2019 and were returned to full accrual status in the first quarter 2019. A specific allowance of $781,000 at December 31, 2018 on a real estate secured commercial loan was eliminated in the first quarter 2019 due to the borrower’s improved financial performance and receipt of an updated, higher appraised value of the underlying collateral. Also, a specific allowance of $584,000 on a commercial loan was eliminated, consistent with improvements in both the borrower’s financial position and C&N’s security position on the credit. In total, the first quarter 2019 credit for loan losses included a credit of $1,011,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, partially offset by a net increase of $54,000 in the collectively determined and unallocated portions of the allowance for loan losses.

•	Noninterest income of $4,406,000 in the first quarter 2019 was down $634,000 from the fourth quarter 2018 total. Other noninterest income decreased $283,000, as the fourth quarter 2018 total included income of $438,000 from a life insurance arrangement with no comparable income recognized in the first quarter 2019. Also, within other noninterest income, income from state tax credits totaled $152,000 in the first quarter 2019 with no such income recognized in the fourth quarter 2018. Other reductions in noninterest income in the first quarter 2019 as compared to the fourth quarter 2018 included reductions in Trust revenue of $103,000, service charges on deposit accounts of $84,000 and net gains from sales of loans of $81,000. Loan servicing fees, net, decreased $56,000, including the impact of a decrease in fair value of mortgage servicing rights of $77,000 in the first quarter 2019 as compared to a decrease in fair value of $25,000 in the fourth quarter 2018.

•	Noninterest expense totaled $11,007,000 in the first quarter 2019, an increase of $933,000 over the fourth quarter 2018 amount. Other noninterest expense increased $473,000 for the first quarter 2019 over the fourth quarter 2018 total, including increases in expenses and net losses from other real estate of $218,000 and an increase in loan collection expense of $123,000. Pensions and other employee benefits expense in the first quarter 2019 exceeded the fourth quarter total by $406,000, reflecting the customary seasonal increase in payroll taxes. First quarter 2019 expenses included $311,000 of non-payroll expenses related to the acquisition of Monument Bancorp, Inc., which was completed April 1, 2019. The most significant category of merger-related expenses was $202,000 of professional fees related to conversion of Monument’s information technology systems (conversion planned to be completed in late June 2019). First quarter 2019 expenses also included $188,000 related to the start-up of a limited purpose office (for lending) which was recently opened in York, PA.

•	The income tax provision was $981,000 for the first quarter 2019, or 16.2% of pre-tax income. In comparison, the fourth quarter provision was $1,021,000, or 15.2% of pre-tax income. In the fourth quarter 2018, the lower effective tax rate included the impact of tax-exempt income from the life insurance benefit noted above.

First Quarter 2019 as Compared to First Quarter 2018

Net income of $5,090,000 in the first quarter 2019 was up $715,000 (16.3%) from the first quarter 2018 amount. Significant variances were as follows:

•	Net interest income increased $818,000 (7.5%) in the first quarter 2019 over the first quarter 2018 amount. Total interest and dividend income increased $1,175,000, while interest expense increased $357,000. The net interest margin was 4.04% for the first quarter 2019, up 0.20% from the first quarter 2018 level. The average fully taxable equivalent yield on earning assets increased to 4.49% in the first quarter 2019 from 4.18% in the first quarter 2018, reflecting the effect of increases in interest rates that took place over most of 2018. Average total earning assets increased $21,895,000, including increases in the average balances of available-for-sale debt securities of $8,912,000, total loans of $6,849,000 (0.8%) and interest-bearing balances with other banks of $6,175,000. The growth in assets was funded mainly by an increase in average total deposits of $23,558,000 (2.4%), including an increase in average noninterest-bearing demand deposits of $25,359,000. The average rate paid on interest-bearing liabilities was 0.68% for the first quarter 2019, up from 0.49% in the first quarter 2018.

•	As noted above, the credit for loan losses (reduction in expense) of $957,000 in the first quarter 2019 included the impact of eliminating specific allowances on two commercial loans. In comparison, the provision for loan losses in the first quarter 2018 was $292,000.

•	Total noninterest income of $4,406,000 in the first quarter 2019 was equal to the first quarter 2018 amount. Brokerage revenue increased $95,000, mainly due to an increase in volume. Other noninterest income increased $80,000, including increases in dividends on Federal Home Loan Bank of Pittsburgh stock and interchange fees from credit card transactions. Interchange revenue from debit card transactions increased $64,000 (11.1%), reflecting an increase in transaction volume. Loan servicing fees, net, decreased $100,000, as the fair value of mortgage servicing rights decreased $77,000 in the first quarter 2019 as compared to an increase in fair value of $20,000 in the first quarter 2018. Net gains from sales of mortgage loans decreased $97,000 in the first quarter 2019 from the first quarter 2018 amount, mainly due to a lower volume of transactions. Trust and financial management revenue decreased $62,000 (4.4%), including a reduction in fees from estate settlements.

•	Total noninterest expense increased $1,112,000 (11.2%) in the first quarter 2019 over the first quarter 2018 amount. As noted above, first quarter 2019 expenses included $311,000 related to professional fees and other expenses associated with the Monument merger as well as $188,000 of expenses related to the recently opened lending facility in York. Significant variances related to individual categories of expenses, some of which include expenses related to the Monument merger and York, are as follows:

➢	Other noninterest expense increased $567,000, including increases in expenses and net losses from other real estate of $261,000 and an increase in loan collection expense of $109,000 as well as $102,000 of merger-related expenses (included in the $311,000 cited above).
➢	Salaries and wages expense increased $369,000 (8.9%), including the effects of annual merit-based increases, an increase of $165,000 in estimated cash and stock-based compensation expense and an increase in the average number of full-time equivalent employees (FTEs) to 299 in the first quarter 2019 from 294 in the first quarter 2018.
➢	Data processing expenses increased $162,000, reflecting expenses associated with product development efforts in connection with a fintech organization as well as increases in expenses related to a new loan origination system implemented in 2018 and other increases in software licensing costs.
➢	Professional fees expense increased $148,000, including $202,000 related to Monument merger activities as described above.
➢	Automated teller machine and interchange expense decreased $133,000, reflecting cost reductions pursuant to a contract for processing services that was renegotiated in the latter portion of 2018.

•	The income tax provision was $981,000 for the first quarter 2019, up from $741,000 for the first quarter 2018. The higher income tax provision in 2019 resulted mainly from higher pre-tax income. The effective tax rate of 16.2% for the first quarter 2019 was higher than the effective tax rate of 14.5% for the first quarter 2018 due to a reduction in tax-exempt interest income as a percentage of pre-tax income and because a portion of the merger-related expenses incurred in the first quarter 2019 are estimated to be nondeductible.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,290,000,000 at March 31, 2019 as compared to $1,290,893,000 at December 31, 2018 and up 2.5% from $1,258,116,000 at March 31, 2018.

•	Net loans outstanding (excluding mortgage loans held for sale) were $817,136,000 at March 31, 2019 as compared to $818,254,000 at December 31, 2018 and up 1.1% from $808,300,000 at March 31, 2018. In comparing outstanding balances at March 31, 2019 and 2018, total residential mortgage loans increased $12.5 million (2.8%) and total consumer loans increased $1.6 million (10.5%), while total commercial loans decreased $6.1 million (1.7%). At March 31, 2019, the outstanding balance of commercial loan participations with other financial entities was $68.4 million, up from $67.3 million at December 31, 2018 and $62.8 million at March 31, 2018.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $170,676,000 at March 31, 2019 as compared to $171,742,000 at December 31, 2018 and $171,237,000 at March 31, 2018.

•	Total nonperforming assets as a percentage of total assets was 1.02% at March 31, 2019, down from 1.37% at December 31, 2018 and 1.39% at March 31, 2018. The improvement in this ratio reflects the removal from nonaccrual and impaired status of the two commercial loans described above for which C&N eliminated specific allowances for loan losses in the first quarter 2019.

•	Deposits and repo sweep accounts totaled $1,045,043,000 at March 31, 2019, up from $1,039,625,000 at December 31, 2018 and up 2.1% from $1,023,563,000 at March 31, 2018.

•	Total shareholders’ equity was $202,127,000 at March 31, 2019, up from $197,368,000 at December 31, 2018 and $186,382,000 at March 31, 2018. Within shareholders’ equity, the portion of accumulated other comprehensive (loss) income related to available-for-sale debt securities was ($941,000) at March 31, 2019 as compared to ($4,307,000) at December 31, 2018 and ($5,679,000) at March 31, 2018. Fluctuations in accumulated other comprehensive (loss) income related to valuations of available-for-sale debt securities have been caused by changes in interest rates.

•	Citizens & Northern Bank is subject to various regulatory capital requirements. At March 31, 2019, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $924,080,000 at March 31, 2019, up from $862,517,000 at December 31, 2018 and up 0.9% from $916,295,000 at March 31, 2018. The increase in the value of Trust assets under management reflects the effects of a significant recovery in U.S and many international equity market valuations in the first quarter 2019 following reductions in the fourth quarter 2018.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, an independent community bank providing complete financial, investment and insurance services through 27 full service offices located in Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron, McKean and Bucks counties in Pennsylvania and in Canisteo and South Hornell, New York. C&N also offers commercial, residential and consumer lending services through offices in York and Warminster in Pennsylvania and Elmira, New York. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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